Exhibit 99.1
Clearwire Reports Fourth Quarter and Full Year 2009 Results
Key 2009 Highlights
•	CLEAR™ 4G in 27 Markets Across the U.S. Covering 34 Million People, including: Chicago, Dallas, Las Vegas, Atlanta, Philadelphia, Seattle and Honolulu

•	Total Fourth Quarter Subscribers of 688,000 including 642,000 Retail Subscribers and 46,000 Wholesale Subscribers from Comcast, Sprint, and Time Warner Cable

•	Largest Net Add Quarter in Company’s History; Fourth Quarter 2009 Retail Subscriber Growth of 87,000 Outpaced First Three Quarters Combined

•	Total Subscribers in 4G Markets More than Doubled Sequentially to 438,000 at End of Fourth Quarter

•	2009 Revenue Increases 19 percent to $274.5 Million compared with Pro Forma 2008

•	Raised $4.3 Billion, including $1.6 Billion of Additional Financial Support from Strategic Investors, and Refinancing of Debt which Extended Maturity to Late 2015
Additional Highlights
•	Serves as 4G “Network of Networks” Through Wholesale Launches of 4G Service by Comcast, Sprint, and Time Warner Cable

•	Network Expansion Expected to Reach up to 120 Million POPs by End of 2010; Concentration of New Launches to Occur Later in the Year; New 4G Markets to Launch in 2010 Expected to include New York, Boston, Washington, D.C., Houston, the San Francisco Bay Area, Denver, Minneapolis and Kansas City

•	More than 30 Embedded 4G Devices Now Available – including Netbook and Notebook Computers
KIRKLAND, Wash. – Feb. 24, 2010 – Clearwire Corporation (NASDAQ: CLWR) (along with its subsidiaries, “Clearwire” or the “Company”), a leading provider of wireless broadband services, today reported its consolidated financial and operating results for the fourth quarter and full year ended December 31, 2009.
“Over the past year, Clearwire established its leadership in 4G mobile broadband services by building the largest 4G network in North America, raising additional financing to fuel our growth, supporting the 4G wholesale service launches for three of the most prominent communications companies in the U.S., and delivering solid financial results in a challenging economic environment,” said Bill Morrow, CEO of Clearwire.
“Our all-IP network and unmatched spectrum holdings have truly enabled us to become the 4G ‘network of networks.’ We now provide the underlying capability to Comcast, Sprint, and Time Warner Cable to serve the growing demand for mobile broadband services, and we are well positioned to expand our wholesale business even further. When coupled with the success of our own CLEAR retail brand, record subscriber growth, and our extensive market build plans for this year, we are confident that we remain on a strong growth trajectory for 2010.”
Business Outlook
In 2010, the Company expects to cover up to 120 million people with its 4G network. Within this footprint, services will be offered under both the CLEAR brand name, and that of the Company’s strategic wholesale providers which will vary across individual markets. The launches are expected to include top 100 markets such as New York, Boston, Washington, D.C., Houston, the San Francisco Bay Area, Denver, Minneapolis, and Kansas City.
During this year, the Company anticipates 4G subscriber levels to triple. The Company also expects retail cost-per-gross add (CPGA) to remain consistent with 2009 levels due to a significant number of market launches. In addition, the Company expects retail average-revenue-per-user (ARPU) to remain flat. The Company currently expects to have full year 2010 net cash spend between $2.8 billion to $3.2 billion.
The Company’s current and future plans are subject to a number of conditions and uncertainties, including among others, its ability to manage ongoing market development activities, its performance in launched markets and access to additional funding.
Presentation of 2009 Fourth Quarter, Year End and Pro Forma 2008 Fourth Quarter and Year End Results
As previously disclosed, on November 28, 2008, Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable, Inc., Bright House Networks, LLC, Google Inc., and Intel Capital completed the transactions contemplated by the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), entered into by the parties on May 7, 2008. For accounting purposes, the transactions (the “Transactions”) are treated as a “reverse acquisition” with the WiMAX business contributed from Sprint (the “Sprint WiMAX Business”) deemed to be the accounting acquirer. As a result, the financial results of the legacy Clearwire Corporation (“Old Clearwire”) prior to the consummation of the Transactions are not included as part of the Company’s consolidated financial statements. The results for Clearwire for the three and twelve months ended December 31, 2009, are presented with the results of operations of the Sprint WiMAX Business for the three and twelve months ended December 31, 2008, on subsequent pages of this earnings release.
In order to facilitate the most useful comparative analysis between periods, the following table summarizes Clearwire’s fourth quarter and year to date ended December 31, 2009, consolidated results versus the Pro Forma Financial Data for the comparable three and twelve month periods ended December 31, 2008. The Pro Forma Financial Data has been derived from the unaudited pro forma condensed combined statements of operations of Clearwire for the three and twelve months ended December 31, 2008. The unaudited pro forma condensed combined statements of operations of Clearwire give effect to the

Transactions as if they were consummated on January 1, 2008, and are based upon the financial results for both Old Clearwire and the Sprint WiMAX Business for the relevant periods. A full presentation of the unaudited pro forma condensed combined statements of operations for the three and twelve months ended December 31, 2008, and accompanying notes, are provided on subsequent pages of this release. The unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had the Transactions actually been consummated on January 1, 2008, nor are they intended to be a projection of future results of operations. The unaudited pro forma condensed combined statements of operations do not give effect to the offering of the senior secured notes and the additional equity investments that occurred in November 2009, or the rights offering commenced in December 2009, or the application of the net proceeds from these transactions.
Clearwire Corporation
Summary of Pro Forma Financial Data
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,					Twelve months ended December 31,
	Actual		Pro Forma			Actual		Pro Forma
	2009		2008			2009		2008
REVENUES	$79,915		$59,716		34%	$274,458		$230,646		19%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items items shown separately below)	169,768		77,408		119%	422,116		285,759		48%
Selling, general and administrative expense	201,074		109,733		83%	568,063		484,421		17%
Depreciation and amortization	60,513		41,670		45%	208,263		128,602		62%
Spectrum lease expense	66,224		76,092		-13%	259,359		250,184		4%

Total operating expenses	497,579		304,903		63%	1,457,801		1,148,966		27%

OPERATING LOSS	(417,664)		(245,187)		-70%	(1,183,343)		(918,320)		-29%

LESS NON CASH ITEMS
Non Cash Expenses	61,408		52,481		17%	194,363		188,038		3%
Depreciation and amortization	60,513		41,670		45%	208,263		128,602		62%

Total non cash	121,921		94,151		29%	402,626		316,640		27%

ADJUSTED EBITDA	(295,743)		(151,036)		-96%	(780,717)		(601,680)		-30%
Adjusted EBITDA Margin	-370%		-253%			-284%		-261%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Retail Net Subscriber Additions	87k		5k			168k		80k
Total Subscribers	688k		475k			688k		475k
Retail	642k		475k			642k		475k
Wholesale	46k					46k
Total Subscribers in 4G markets(1)	438k					438k
Retail ARPU	$39.86		$39.70			$39.65		$39.12
Retail Churn	3.6%		2.8%			3.1%		2.7%
Retail CPGA	$624		$468			$565		$456
Capital Expenditures	$767	MM	$83	MM		$1,540	MM	$738	MM
Covered POPS	$44.7	MM	$18.2	MM		$44.7	MM	$18.2	MM
Cash, Cash Equivalents and Short-term Investments	$3,805	MM	$3,108	MM		$3,805	MM	$3,108	MM

(1)	Includes 46k wholesale subscribers

Note:	For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, Retail ARPU, Retail Churn, and Retail CPGA, please refer to the section titled, “Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations” at the end of this release.

2009 Fourth Quarter and Year End Consolidated Results
Consolidated revenue increased by 34 percent to $79.9 million in the fourth quarter 2009, versus pro forma revenue of $59.7 million for the same quarter of 2008. The growth in revenue was driven primarily by Clearwire’s larger subscriber base, including the addition of ten new markets year-over-year.
Total subscribers increased to approximately 688,000 at the end of the fourth quarter of 2009, up from approximately 475,000 on a pro forma basis at the end of the fourth quarter 2008. Total retail subscribers in the Company’s 27 4G markets (both new markets and legacy markets recently upgraded to 4G service) were approximately 392,000 at the end of December. On a consolidated basis Clearwire added approximately 87,000 net new retail subscribers during the fourth quarter of 2009, more than the first three quarters combined. This fourth quarter increase included the addition of approximately 90,000 net new retail subscribers in the Company’s 27 4G markets, which were partially offset by a modest net decline in subscribers in domestic and international legacy markets for the quarter.
Retail ARPU for the fourth quarter of 2009 was $39.86, an increase of $0.16 from the $39.70 pro forma retail ARPU level from the prior year fourth quarter and a sequential quarter increase of $0.15 compared to $39.71 reported in the third quarter of 2009. Retail ARPU increased due to an increase in bundled sales and mobile offerings, offset by an increase in promotional activity due to the large number of new customers.
Cost of goods and services and network costs for the fourth quarter ended December 31, 2009, increased 119 percent to $169.8 million compared to pro forma cost of goods and services and network costs of $77.4 million in the fourth quarter of the prior year period. This increase is due to increased tower rents as the Company expands its 4G network, combined with more equipment sales to customers and approximately $41 million related to write offs of customer premise equipment and network and base station equipment, and an increase in obsolescence and shrinkage allowance.
Selling, General and Administrative (SG&A) expense increased to $201.1 million in the fourth quarter 2009 compared to pro forma expense of $109.7 million for the fourth quarter 2008 as a result of significantly greater gross and net adds in 4G markets than the prior years. In addition, headcount growth impacted fourth quarter 2009 SG&A expense compared to the fourth quarter 2008. Ending headcount at December 31, 2009 was approximately 3,440 compared to 1,635 employees at December 31, 2008.
Adjusted EBITDA for the fourth quarter of 2009 reflected a loss of $295.7 million, versus a similar pro forma Adjusted EBITDA loss of $151.0 million for the same period in 2008.
Higher network expansion activities led to an increase in Capital Expenditures (or CapEx) to $767 million in the fourth quarter of 2009 from pro forma CapEx of $83 million in the same period in 2008. Approximately $200 million of the 2010 network build costs were accelerated and pulled into 2009 CapEx spend. Cash spent on operations and CapEx was $823 million for the fourth quarter of 2009, and $1.97 billion for the twelve months ended December 31, 2009. This was offset by a net increase of approximately $2.7 billion in net capital raising in Q4’09. Clearwire ended December 2009 with cash and short-term investments of approximately $3.8 billion invested primarily in U.S. Treasury securities.
Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the Company’s 2009 fourth quarter and year end performance at 8:30 a.m. Eastern Time today (5:30 a.m. Pacific Time). A live broadcast of the conference call will be available online on the Company’s Investor Relations website located at: http://investors.clearwire.com.
Interested parties can access the conference call by dialing 1-800-901-5248, or outside the United States 617-786-4512, five minutes prior to the start time. The passcode for the call is 32677854. A replay of the call will be available beginning at approximately 11:30 a.m. Eastern Time on February 24, until approximately 9:00 p.m. Eastern Time on Wednesday, March 10, by calling 1-888-286-8010, or outside the United States by dialing 617-801-6888. The passcode for the replay is 21333381.
About Clearwire
Clearwire Communications LLC, an operating subsidiary of Clearwire Corporation (NASDAQ:CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEARTM, will be available in major metropolitan areas across the U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing mobile WiMAX technology, in 27 markets throughout the U.S. The Company also provides pre-WiMAX communications services in 30 markets across the U.S. and a combination of other high-speed Internet and 4G services in five markets in Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at http://www.clearwire.com.
Forward Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum.

•	If our business fails to perform as we expect, or if we elect to pursue new plans or strategies, we may be required to raise substantial additional financing, and if we are unable to raise such financing on acceptable terms we may need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 26, 2009 and our Quarterly Report on Form 10-Q filed on November 10, 2009. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,
	Actual		Pro Forma
	2009	2008	2008
	(In thousands, except per share data)
Revenues	$79,915	$20,489	$59,716	34%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	169,768	47,904	77,408	119%
Selling, general and administrative expense	201,074	56,002	109,733	83%
Depreciation and amortization	60,513	28,860	41,670	45%
Spectrum lease expense	66,224	38,197	76,092	-13%
Transaction related expenses	—	82,960	—	—

Total operating expenses	497,579	253,923	304,903	63%

Operating loss	(417,664)	(233,434)	(245,187)	-70%

Other income (expense):
Interest income	1,399	806	2,518	-44%
Interest expense	(13,233)	(16,313)	(48,905)	73%
Other income (expense), net	6,447	(26,145)	(45,196)	114%

Total other income (expense), net	(5,387)	(41,652)	(91,583)	94%

Loss before income taxes	(423,051)	(275,086)	(336,770)	-26%
Income tax provision	(870)	(2,655)	—	—

Net loss	(423,921)	(277,741)	(336,770)	-26%
Less: non-controlling interests in net loss of consolidated subsidiaries	325,195	159,721	246,418	32%

Net loss attributable to Clearwire Corporation	$(98,726)	$(118,020)	$(90,352)	-9%

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.55)		$(0.46)

Diluted	$(0.55)		$(0.47)

Weighted average Class A Common Shares outstanding:
Basic	196,332		194,484

Diluted	808,789		723,307

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31,
	Actual		Pro Forma
	2009	2008	2008
	(In thousands, except per share data)
Revenues	$274,458	$20,489	$230,646	19%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	422,116	131,489	285,759	48%
Selling, general and administrative expense	568,063	150,940	484,421	17%
Depreciation and amortization	208,263	58,146	128,602	62%
Spectrum lease expense	259,359	90,032	250,184	4%
Transaction related expenses	—	82,960	—	—

Total operating expenses	1,457,801	513,567	1,148,966	27%

Operating loss	(1,183,343)	(493,078)	(918,320)	-29%

Other income (expense):
Interest income	9,691	1,091	18,569	-48%
Interest expense	(69,468)	(16,545)	(192,588)	64%
Other income (expense), net	(10,014)	(22,208)	(89,415)	89%

Total other income (expense), net	(69,791)	(37,662)	(263,434)	74%

Loss before income taxes	(1,253,134)	(530,740)	(1,181,754)	-6%
Income tax provision	(712)	(61,607)	—	—

Net loss	(1,253,846)	(592,347)	(1,181,754)	-6%
Less: non-controlling interests in net loss of consolidated subsidiaries	928,264	159,721	867,608	7%

Net loss attributable to Clearwire Corporation	$(325,582)	$(432,626)	$(314,146)	-4%

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.72)		$(1.62)

Diluted	$(1.74)		$(1.73)

Weighted average Class A Common Shares outstanding:
Basic	194,696		194,484

Diluted	741,071		723,307

On the preceding two tables, basic and diluted net loss per common share amounts are not presented for the actual three month and twelve month periods ended December 31, 2008. Prior to the closing of the Transactions (the “Closing”), the Company had no equity as the Sprint WiMAX Business was a wholly-owned division of Sprint Nextel Corporation. The calculation of diluted net loss per common share assumes the hypothetical exchange of Class B common interests of Clearwire Communications LLC (“Clearwire Communications Class B Common Interests”) together with Class B common stock of Clearwire Corporation (“Clearwire Class B Common Stock”) for Clearwire Corporation’s Class A common stock (“Clearwire Class A Common Stock”) resulting in certain corresponding tax effects, an increase in the number of shares of Clearwire Class A Common Stock outstanding and the elimination of the non-controlling interest allocation.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2009	2008
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,698,017	$1,206,143
Short-term investments	2,106,661	1,901,749
Restricted cash	1,166	1,159
Accounts receivable, net of allowance of $1,956 and $913	6,253	4,166
Notes receivable	5,402	4,837
Inventory, net	12,624	3,174
Prepaids and other assets	46,466	44,644

Total current assets	3,876,589	3,165,872
Property, plant and equipment, net	2,596,520	1,319,945
Restricted cash	5,620	8,381
Long-term investments	87,687	18,974
Spectrum licenses, net	4,495,134	4,471,862
Other intangible assets, net	91,713	122,808
Investments in equity investees	10,647	10,956
Other assets	103,943	5,369

Total assets	$11,267,853	$9,124,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and other current liabilities	$527,367	$145,417
Deferred revenue	16,060	11,761
Current portion of long-term debt	—	14,292

Total current liabilities	543,427	171,470
Long-term debt, net	2,714,731	1,350,498
Deferred tax liabilities, net	6,353	4,164
Other long-term liabilities	230,974	95,225

Total liabilities	3,495,485	1,621,357
Commitments and contingencies

Stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000,000 shares authorized; 196,766,715 and 190,001,706 shares issued and outstanding, respectively	20	19
Class B common stock , par value $0.0001, 1,000,000,000 shares authorized; 734,238,872 and 505,000,000 shares issued and outstanding, respectively	73	51
Additional paid-in capital	2,000,061	2,092,861
Accumulated other comprehensive income	3,745	3,194
Accumulated deficit	(413,056)	(29,933)

Total Clearwire Corporation stockholders’ equity	1,590,843	2,066,192
Non-controlling interests	6,181,525	5,436,618

Total stockholders’ equity	7,772,368	7,502,810

Total liabilities and stockholders’ equity	$11,267,853	$9,124,167

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(1,253,846)	$(592,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	712	61,607
Losses from equity investees, net	1,202	174
Non-cash fair value adjustment on swaps	(6,939)	6,072
Other-than-temporary impairment loss on investments	10,015	17,036
Non-cash interest expense	66,375	1,667
Depreciation and amortization	208,263	58,146
Amortization of spectrum leases	57,898	17,109
Non-cash rent	108,953	—
Share-based compensation	27,512	6,465
Loss on settlement of pre-existing lease arrangements	—	80,573
Loss/(gain) on disposal or write-off of property, plant and equipment	77,957	(204)
Gain on extinguishment of debt	(8,252)	—
Changes in assets and liabilities, net of effects of acquisition:
Inventory	(9,450)	(892)
Accounts receivable	(2,381)	402
Prepaids and other assets	(64,930)	6,354
Prepaid spectrum licenses	(23,861)	(63,138)
Accounts payable and other liabilities	338,288	(5,330)

Net cash used in operating activities	(472,484)	(406,306)
Cash flows from investing activities:
Capital expenditures	(1,450,238)	(534,196)
Payments for spectrum licenses and other intangible assets	(46,816)	(109,257)
Purchases of available-for-sale investments	(3,571,154)	(1,774,324)
Disposition of available-for-sale investments	3,280,455	—
Net cash acquired in acquisition of Old Clearwire	—	171,780
Other investing	4,754	167

Net cash used in investing activities	(1,782,999)	(2,245,830)
Cash flows from financing activities:
Net advances from Sprint Nextel Corporation	—	532,165
Sprint Nextel Corporation pre-closing financing	—	392,196
Repayment of Sprint Nextel Corporation pre-closing financing	—	(213,000)
Principal payments on long-term debt	(1,171,775)	(3,573)
Proceeds from issuance of long-term debt	2,467,830	—
Debt financing fees	(44,217)	(50,000)
Strategic investors cash contribution	1,481,813	3,200,037
Proceeds from issuance of common stock	12,196	—
Other financing	—	(70)

Net cash provided by financing activities	2,745,847	3,857,755
Effect of foreign currency exchange rates on cash and cash equivalents	1,510	524

Net increase in cash and cash equivalents	491,874	1,206,143
Cash and cash equivalents:
Beginning of period	1,206,143	—

End of period	$1,698,017	$1,206,143

Supplemental cash flow disclosures:
Cash paid for interest	$119,277	$7,432
Swap interest paid, net	13,915	—
Non-cash investing and financing activities:
Conversion of Old Clearwire Class A shares into New Clearwire Class A shares	—	894,433
Common stock of Sprint Nextel Corporation issued for spectrum licenses	—	4,000
Fixed asset purchases in accounts payable	89,792	40,761
Spectrum purchases in accounts payable	—	10,560

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
     The unaudited pro forma condensed combined statements of operations that follow are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2008 and should not be taken as representative of the future consolidated results of operations of the Company.
The following unaudited pro forma condensed combined statements of operations for the periods ended December 31, 2008 were prepared under Article 11-Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the unaudited accounting records of the Sprint WiMAX Business for the three and twelve months ended December 31, 2008; and (2) the unaudited consolidated financial statements of Old Clearwire for the three and twelve months ended December 31, 2008. The unaudited pro forma condensed combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto. The unaudited pro forma condensed combined statements of operations do not give effect to the offering of the senior secured notes and the additional equity investments that occurred in November 2009, or the rights offering commenced in December 2009, or the application of the net proceeds from these transactions.
     The following tables provide a reconciliation from the actual results to the pro forma results presented above for the Company for the three and twelve months ended December 31, 2008 (in thousands):

CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended December 31, 2008
	Historical
	3 month period		Purchase		Clearwire
	Clearwire	2 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
Revenues	$20,489	$39,227	$—		$59,716
Operating expenses:
Cost of goods and services and network costs	47,904	29,504	—		77,408
Selling, general and administrative expense	56,002	92,631	(38,900	) (a)	109,733
Depreciation and amortization	28,860	19,227	(9,954	) (b)	41,670
			3,537	(b)
Spectrum lease expense	38,197	32,149	6,212	(c)	76,092
			(466	) (d)
Transaction costs	82,960	31,010	(33,397	) (e)	—
			(80,573	) (f)

Total operating expenses	253,923	204,521	(153,541)		304,903

Operating loss	(233,434)	(165,294)	153,541		(245,187)
Other income (expense):
Interest income	806	1,712	—		2,518
Interest expense	(16,313)	(15,407)	15,405	(g)	(48,905)
			(32,590	) (h)
Other income (expense), net	(26,145)	(18,585)	(466	) (d)	(45,196)

Total other income (expense), net	(41,652)	(32,280)	(17,651)		(91,583)

Loss before income taxes	(275,086)	(197,574)	135,890		(336,770)
Income tax provision	(2,655)	(14)	2,669	(i)	—

Net loss	(277,741)	(197,588)	138,559		(336,770)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	86	86,611	(j)	246,418

Net loss attributable to Clearwire Corporation	$(118,020)	$(197,502)	$225,170		$(90,352)

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic					$(0.46	) (3)

Diluted					$(0.47	) (3)

Weighted average Class A Common Shares outstanding:
Basic					194,484	(3)

Diluted					723,307	(3)

CLEARWIRE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Twelve months ended December 31, 2008
	Historical
	12 month period		Purchase		Clearwire
	Clearwire	11 month period	Accounting		Corporation
	Corporation (1)	Old Clearwire	and Other (2)		Pro Forma
Revenues	$20,489	$210,157	$—		$230,646
Operating expenses:
Cost of goods and services and network costs	131,489	154,270	—		285,759
Selling, general and administrative expense	150,940	372,381	(38,900	) (a)	484,421
Depreciation and amortization	58,146	104,817	(52,865	) (b)	128,602
			18,504	(b)
Spectrum lease expense	90,032	128,550	34,163	(c)	250,184
			(2,561	) (d)
Transaction costs	82,960	46,166	(48,553	) (e)	—
			(80,573	) (f)

Total operating expenses	513,567	806,184	(170,785)		1,148,966

Operating loss	(493,078)	(596,027)	170,785		(918,320)
Other income (expense):
Interest income	1,091	17,478	—		18,569
Interest expense	(16,545)	(94,438)	94,055	(g)	(192,588)
			(175,660	) (h)
Other income (expense), net	(22,208)	(64,646)	(2,561	) (d)	(89,415)

Total other income (expense), net	(37,662)	(141,606)	(84,166)		(263,434)

Loss before income taxes	(530,740)	(737,633)	86,619		(1,181,754)
Income tax provision	(61,607)	(5,379)	66,986	(i)	—

Net loss	(592,347)	(743,012)	153,605		(1,181,754)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	3,492	704,395	(j)	867,608

Net loss attributable to Clearwire Corporation	$(432,626)	$(739,520)	$858,000		$(314,146)

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic					$(1.62	) (3)

Diluted					$(1.73	) (3)

Weighted average Class A Common Shares outstanding:
Basic					194,484	(3)

Diluted					723,307	(3)

Notes to Clearwire Corporation
Unaudited Pro Forma Condensed Combined Statements of Operations
(1)	Basis of presentation
     Sprint Nextel Corporation entered into an agreement with Old Clearwire to combine both of their next generation wireless broadband businesses to form a new independent company. On Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire. The Transactions were accounted for as a reverse acquisition with the Sprint WiMAX Business deemed to be the accounting acquirer.
     At the Closing, the Investors made an aggregate $3.2 billion capital contribution to Clearwire and its subsidiary, Clearwire Communications LLC. In exchange for the contribution of the Sprint WiMAX Business and their investments, as applicable, Google initially received 25,000,000 shares of Clearwire Class A common stock and Sprint and the other Investors received in aggregate 505,000,000 shares of Clearwire Class B common stock and an equivalent amount of Clearwire Communications Class B common interests. The number of shares of Clearwire Class A and B common stock and Clearwire Communications Class B common interests, as applicable, that the Investors were entitled to receive under the Transaction Agreement was subject to a post-closing adjustment based on the trading price of Clearwire Class A common stock on NASDAQ over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, or February 26, 2009, (the “Adjustment Date”), with a floor of $17.00 per share and a cap of $23.00 per share. During the measurement period, Clearwire Class A common stock traded below $17.00 per share on NASDAQ, so on the Adjustment Date, we issued to the Investors an additional 4,411,765 shares of Clearwire Class A common stock and 23,823,529 shares of Clearwire Class B common stock and Clearwire Communications Class B common interests to reflect the $17.00 final price per share. Additionally, in accordance with the subscription agreement, on February 27, 2009, CW Investment Holdings LLC purchased 588,235 shares of Clearwire Class A common stock at $17.00 per share for a total investment of $10.0 million. For the purpose of determining the number of shares outstanding within the unaudited pro forma condensed combined statements of operations, we assumed that the additional shares and common interests issued to the Investors and CW Investment Holdings LLC on the Adjustment Date and February 27, 2009, respectively, were issued as of the Closing and that the Closing was consummated on January 1, 2008.
     In connection with the integration of the Sprint WiMAX Business and Old Clearwire operations, we expect that certain non-recurring charges will be incurred. We also expect that certain synergies might be realized due to operating efficiencies or future revenue synergies expected to result from the Transactions. However, in preparing the unaudited pro forma condensed combined statements of operations, which give effect to the Transactions as if they were consummated on January 1, 2008, no pro forma adjustments have been reflected to consider any such costs or benefits.

(2)	Pro Forma Adjustments Related to Purchase Accounting and Other Non-recurring Charges for the Three and Twelve Months Ended December 31, 2008
     The pro forma adjustments related to purchase accounting have been derived from the allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Old Clearwire, including the allocation of the excess of the estimated fair value of net assets acquired over the purchase price.
     Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are directly related to the transaction for which pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed combined statements of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an ongoing impact on the results of operations after the Closing.
(a)	Represents the accelerated vesting of stock options for certain members of management upon the Closing, which resulted in a one-time charge of approximately $38.9 million recorded by Old Clearwire in its historical financial statements for the 2 months and 11 months ended November 28, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statements of operations.
(b)	Represents adjustments in the depreciation expense on a pro forma basis related to items of Old Clearwire property, plant and equipment that are being depreciated over their estimated remaining useful lives on a straight-line basis. The reduction in depreciation expense results from a decrease in the carrying value of Old Clearwire property, plant equipment due to the allocation of the excess of the estimated fair value of net assets acquired over the purchase price used in purchase accounting for the Transactions.
(c)	Represents adjustments to record amortization on a pro forma basis related to Old Clearwire spectrum lease contracts and other intangible assets over their estimated weighted average remaining useful lives on a straight-line basis. The increase in the amortization expense results from an increase in the carrying value of the Old Clearwire spectrum lease contracts and other intangible assets resulting from purchase accounting.
(d)	Represents the elimination of intercompany other income and related expenses associated with the historical agreements pre-Closing between the Sprint WiMAX Business and Old Clearwire, where Old Clearwire leased spectrum licenses from the Sprint WiMAX Business. The other income and related expenses were $466,000 and $2.6 million for the three and twelve months ended December 31, 2008, respectively.
(e)	Represents the reversal of transaction costs of $33.4 million and $48.6 million for the three and twelve months ended December 31, 2008, respectively, comprised of $27.4 million and $33.4 million of investment banking fees and $6.0 million and $15.2 million of other professional fees, recorded in the Old Clearwire historical financial statements for the three and twelve months ended December 31, 2008, respectively. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma condensed combined statements of operations for the three and twelve months ended December 31, 2008.
(f)	Prior to the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements. As a result of the Transactions, the spectrum lease agreements were effectively terminated, and the settlement of those agreements was accounted for as a separate element from the business combination. A settlement loss of $80.6 million resulted from the termination as the agreements were considered to be unfavorable to Clearwire relative to current market rates. This one-time charge recorded by Clearwire at the closing is excluded from the unaudited pro forma condensed combined statements of operations.
(g)	Prior to the Closing, Old Clearwire refinanced the Senior Term Loan Facility and renegotiated the loan terms. Historical interest expense related to the Senior Term Loan Facility before the refinancing and amortization of the deferred financing fees recorded by Old Clearwire, in the amount of $15.4 million and $94.1 million for the three and twelve months ended December 31, 2008, respectively, have been reversed as if the Transactions were consummated on January 1, 2008.
(h)	Represents the adjustment to record pro forma interest expense assuming the senior term loan facility, including the Sprint Pre-Closing financing (as defined in the Transaction Agreement) under the Amended Credit Agreement (as defined below), was outstanding as of January 1, 2008. The Closing would have resulted in an event of default under the terms of the credit agreement underlying the Senior Term Loan Facility unless the consent of the lenders was obtained. On November 21, 2008, Old Clearwire entered into the Amended and Restated Credit Agreement with the lenders to obtain their consent and to satisfy other conditions to closing under the Transaction Agreement (the “Amended Credit Agreement”). The Amended Credit Agreement resulted in additional fees to be paid and adjustments to the underlying interest rates. The Sprint Pre-Closing Financing was assumed by Clearwire on the Closing, as a result of the financing of the Sprint WiMAX Business operations by Sprint for the period from April 1, 2008, through the Closing, and added as an additional tranche of term loans under the Amended Credit Agreement.

Pro forma interest expense was calculated over the period using the effective interest method resulting in an adjustment of $32.6 million and $175.7 million for the three and twelve months ended December 31, 2008, respectively, based on an effective interest rate of approximately 14.0 percent. Pro forma interest expense also reflects an adjustment to accrete the debt to par value. Pro forma interest expense was calculated based on the contractual terms under the Amended Credit Agreement, assuming a term equal to its contractual maturity of 30 months and the underlying interest rate was the LIBOR loan base rate of 2.75 percent, as the 3 month LIBOR rate in effect at the Closing was less than the base rate, plus the applicable margin. The calculation assumed an applicable margin of 6.00 percent and additional rate increases as specified in the Amended Credit Agreement over the term of the loan. A one-eighth percentage change in the interest rate would increase or decrease interest expense by $295,000 and $1.6 million for the three and twelve months ended December 31, 2008, respectively. Total interest expense on a pro forma basis does not include an adjustment for capitalized interest.

(i)	Represents the adjustment to reflect the pro forma income tax expense for the three and twelve months ended December 31, 2008, which was determined by computing the pro forma effective tax rates for the three and twelve months ended December 31, 2008, giving effect to the Transactions. Clearwire expects to generate net operating losses into the foreseeable future and thus has recorded a valuation allowance for the deferred tax assets not expected to be realized. Therefore, for the three and twelve months ended December 31, 2008, no tax benefit was recognized.
(j)	Represents the allocation of a portion of the pro forma combined net loss to the non-controlling interests in consolidated subsidiaries based on Sprint’s and the Investors’ (other than Google) ownership of the Clearwire Communications Class B common interests upon Closing of the Transactions and reflects the contributions by CW Investment Holdings LLC and the Investors at $17.00 per share following the post-closing adjustment. This adjustment is based on pre-tax loss since income tax consequences associated with any loss allocated to the Clearwire Communications Class B common interests will be incurred directly by Sprint and the Investors (other than Google and CW Investment Holdings LLC).
(3)	Pro Forma Net Loss per Share
     The Clearwire combined pro forma net loss per share presented below assumes the closing of the Transactions and that the Clearwire Class A and B common stock and Clearwire Communications Class B common interests issued to Sprint, the Investors and CW Investment Holdings LLC were outstanding from January 1, 2008, and reflects the resolution of the post-closing price adjustment at $17.00 per share. The shares of Clearwire Class B common stock have nominal equity rights. These shares have no right to dividends of Clearwire and no right to any proceeds on liquidation other than the par value of Clearwire Class B common stock.
     The following table presents the pro forma number of Clearwire shares outstanding as if the Transactions had been consummated on January 1, 2008 (in thousands):

	Basic	Diluted
Clearwire Class A common stock held by existing stockholders(i)	164,484	164,484
Clearwire Class A common stock sold to Google(i)	29,412	29,412
Clearwire Class A common stock sold to CW Investment Holdings LLC(i)	588	588
Clearwire Class B common stock issued to Sprint(ii)	—	370,000
Clearwire Class B common stock sold to Comcast(ii)	—	61,765
Clearwire Class B common stock sold to Intel(ii)	—	58,823
Clearwire Class B common stock sold to Time Warner Cable(ii)	—	32,353
Clearwire Class B common stock sold to Bright House Networks(ii)	—	5,882

Weighted average Clearwire Class A common stock outstanding	194,484	723,307

(i)	Shares outstanding related to Clearwire Class A common stock held by Clearwire stockholders has been derived from the sum of the number of shares of Old Clearwire Class A common stock and Old Clearwire Class B common stock issued and outstanding at November 28, 2008, and subject to conversion of each share of Old Clearwire Class A common stock and Old Clearwire Class B common stock into the right to receive one share of Clearwire Class A common stock. The basic weighted average shares outstanding related to Clearwire Class A common stock are the shares issued in the Transactions and assumed to be outstanding for the entire period for which loss per share is being calculated. The computation of pro forma diluted Clearwire Class A common stock did not include the effects of the following options, restricted stock units and warrants as the inclusion of these securities would have been anti-dilutive (in thousands):

As of
November 28,
2008
Stock options	18,431
Warrants	17,806
Restricted stock units	1,238

37,475

(ii)	Holders of Clearwire Class B common stock will be entitled at any time to exchange one share of Clearwire Class B common stock, in combination with one Clearwire Communications Class B common interest, for one share of Clearwire Class A common stock.
     Shares of Clearwire Class B common stock have no impact on pro forma basic net loss per share because they do not participate in net income (loss) or distributions. However, the hypothetical exchange of Clearwire Communications Class B common interests together with Clearwire Class B common stock for Clearwire Class A common stock may have a dilutive effect on pro forma diluted loss per share due to certain tax effects. As previously mentioned, that exchange would result in a decrease to the non-controlling interests and a corresponding increase in net loss attributable to the Clearwire Class A common stock. Further, to the extent that all of the Clearwire Communications Class B common interests and Clearwire Class B common stock are converted to Clearwire Class A common stock on a pro forma basis, the partnership structure is assumed to no longer exist and Clearwire would be required to recognize a tax charge related to indefinite lived intangible assets. Net loss attributable to holders of Clearwire Class A common stock, assuming conversion of the Clearwire Communications Class B common interests and Clearwire Class B common stock, is as follows (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2008
Pro forma net loss	$(90,352)	$(314,146)
Non-controlling interests in net loss of consolidated subsidiaries	(246,418)	(867,608)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2008
Less: Pro forma tax adjustment resulting from dissolution of Clearwire Communications	(2,669)	(66,986)

Net loss attributable to Clearwire Class A common stockholders, assuming the exchange of Clearwire Class B common stock and Clearwire Communications Class B common interests to Clearwire Class A common stock	$(339,439)	$(1,248,740)

     The pro forma net loss per share attributable to holders of Clearwire Class A common stock on a basic and diluted basis is calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
	Basic	Diluted	Basic	Diluted
Pro forma net loss attributable to Clearwire Class A common stockholders	$(90,352)	$(339,439)	$(314,146)	$(1,248,740)
Weighted average Clearwire Class A common stock outstanding	194,484	723,307	194,484	723,307

Basic and diluted pro forma net loss per share of Clearwire Class A common stock	$(0.46)	$(0.47)	$(1.62)	$(1.73)

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Consolidated Statements of Operations
     The Company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
Operating Loss	$(417,664)	$(245,187)	$(1,183,343)	$(918,320)

Non Cash Expenses
Spectrum Lease Expense	27,780	32,980	88,725	112,944
Tower & Building Rents	30,323	8,670	78,126	30,524
Stock Compensation	3,305	10,831	27,512	44,570

Non Cash Items Expense	61,408	52,481	194,363	188,038

Depreciation and amortization	60,513	41,670	208,263	128,602

ADJUSTED EBITDA	(295,743)	(151,036)	(780,717)	(601,680)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We provide Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.

(2) Retail ARPU is revenue comprised of total revenue, less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, shipping revenue, and wholesale revenue; divided by the average number of retail subscribers in the period divided by the number of months in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
Retail ARPU
Total Revenue	$79,915	$59,716	$274,458	$230,646
Acquired Companies & Other Revenue	(9,350)	(3,647)	(22,973)	(18,086)

Retail ARPU Revenue	70,565	56,069	251,485	212,560

Average Retail Customers	590	471	529	453
Months in Period	3	3	12	12
Retail ARPU	$39.86	$39.70	$39.65	$39.12

Management uses retail ARPU to identify average revenue per retail customer, to track changes in average retail customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per retail customer, and to assist in forecasting future service revenue. In addition, retail ARPU provides management with a useful measure to compare our retail customer revenue to that of other wireless communications providers. We believe investors use retail ARPU primarily as a tool to track changes in our average revenue per retail customer and to compare our per retail customer service revenues to those of other wireless communications providers.
(3) Retail Churn, which measures retail customer turnover, is calculated as the number of retail subscribers that terminate service in a given month divided by the average number of retail subscribers in that month using the actual number of retail subscribers or the pro forma number of retail subscribers, as applicable. Retail subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross retail customer additions and therefore not included in the retail churn calculation.
Management uses retail churn to measure retention of our retail subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use retail churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Unaudited Pro Forma		Unaudited Pro Forma
	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	Actual	Pro Forma	Actual	Pro Forma
	2009	2008	2009	2008
Retail CPGA
Selling, General and Administrative	$201,074	$109,733	$568,063	$484,421
G&A and Other	(107,482)	(88,682)	(363,781)	(381,914)

Total Selling Expense	93,592	21,051	204,282	102,507

Total Retail Gross Adds	150	45	361	225
Total Retail CPGA	$624	$468	$565	$456

Management uses retail CPGA to measure the efficiency of our retail customer acquisition efforts, to track changes in our average cost of acquiring new retail subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use retail CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers.
Clearwire Corporation
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations :
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com